Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

•	Registration Statement (Form S-8 No. 333-219336) pertaining to the Dova Pharmaceuticals, Inc. Equity Incentive Plan;

•	Registration Statement (Form S-8 No. 333-226391) pertaining to the Dova Pharmaceuticals, Inc. Equity Incentive Plan;

•	Registration Statement (Form S-3 No. 333-226403) pertaining to the registration of up to $300,000,000 total of a combination of common stock, preferred stock, debt securities, or warrants;

of our report dated March 5, 2019 with respect to the consolidated financial statements of Dova Pharmaceuticals, Inc. included in this Annual Report (Form 10-K) of Dova Pharmaceuticals, Inc. for the year ended December 31, 2018.

/s/ Ernst & Young LLP

Raleigh, North Carolina
March 5, 2019